Exhibit 2.1

CONFIDENTIAL	Execution Copy

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BioMarin Pharmaceutical Inc.

AND

Medivation, Inc.

August 21, 2015

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into on August 21, 2015 (the “Signing Date”) by and between BioMarin Pharmaceutical Inc., a Delaware corporation (“Seller”), and Medivation, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller, a biopharmaceutical company, is developing a proprietary poly (ADP-ribose) polymerase inhibitor known as BMN-673 or talazoparib, for the treatment of cancer, and owns or controls various intellectual property rights relating to such product;

WHEREAS, Buyer, also a biopharmaceutical company, has expertise in the development and commercialization of pharmaceutical products and is working to create and develop novel pharmaceutical products; and

WHEREAS, Seller desires to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase and accept from Seller, certain assets and assume, pay, perform and discharge from Seller certain liabilities relating to talazoparib on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acquired Assets” means all of Seller’s and its Affiliates’ right, title and interest in and to all of the following:

(a)	BMN-673 and the PARP Development Compounds;

(b)	the Assigned Patents and Patent Files;

(c)	all Data and Know-How;

(d)	the Assigned Agreements;

(e)	the Regulatory Materials;

(f)	the Inventory; and

(g)	the de-identified patient samples collected during the clinical trials of the Product that are in Seller’s or any of its Affiliates’ possession as of the Closing or are being held at BioStorage Technologies, Inc. on Seller’s behalf as of the Closing, all of the foregoing as set forth in Schedule 1(a).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Affiliate” means any Person that, directly or indirectly, through one or more Persons, controls, is controlled by or is under common control with the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” means this Asset Purchase Agreement, including all Exhibits and Schedules hereto.

“Allocation Schedule” has the meaning set forth in Section 2.6.

“Ancillary Agreement” means any contract or other agreement that is entered into between Seller (or any of its Affiliates), on the one hand, and Buyer (or any of its Affiliates), on the other hand, pursuant to this Agreement on the Closing Date, including the Bill of Sale, the Assignment of Patents, the Assignment and Assumption Agreement, and the Transition Services Agreement.

“Anniversary Date” means the date that is the tenth (10th) anniversary of the Closing Date (as defined in the LEAD Agreement).

“Annual Net Sales” means, with respect to a particular calendar year, the aggregate Net Sales of all Products throughout the world in such calendar year.

“Apportioned Obligation” has the meaning set forth in Section 10.1.

“Assigned Agreements” means (a) the AZ Licenses; (b) the CMO Agreements; (c) the Myriad Agreements; and (d) the clinical trial agreements, services agreements, material transfer agreements and investigator sponsored clinical trial agreements set forth in Schedule 1(b).

“Assigned Patents” means the patents and patent applications set forth in Schedule 1(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 7.2.4.

“Assignment of Patents” has the meaning set forth in Section 7.2.4.

“Assumed Liabilities” means:

(a)	the LEAD Obligations;

(b)	all Liabilities arising out of or relating to the prosecution, ownership, operation, maintenance, sale, lease, use or exploitation of the Acquired Assets after the Closing;

(c)	all Liabilities under the Assigned Agreements that arise after Closing except to the extent that such Liabilities are due to a breach or default by Seller or any of its Affiliates of its obligations under the relevant Assigned Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)	all Liabilities with respect to the On-Going Clinical Trials arising after the Closing; and

(e)	those Taxes that are the responsibility of Buyer pursuant to this Agreement (including Section 10.1).

“AZ Licenses” means (a) that certain Patent License Agreement between Seller and AstraZeneca UK Limited, dated July 18, 2014; and (b) that certain Patent License Agreement between Seller and AstraZeneca UK Limited, dated July 31, 2014.

“Bill of Sale” has the meaning set forth in Section 7.2.4.

“BMN-673” means Seller’s proprietary compound known as BMN-673 or talazoparib, having the chemical structure set forth in Schedule 1(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnification Cap” has the meaning set forth in Section 9.3.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Change of Control” has the meaning set forth in Section 6.4.3.

“[*]” has the meaning set forth in Section 5.1.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“CMC” means manufacturing and related product testing and analytical development activities, including the regulatory Chemistry, Manufacturing, Controls matters of an IND or NDA or foreign equivalent thereof.

“CMO” means a contract manufacturing organization.

“CMO Agreements” means (a) that certain [*] Agreement between Seller and [*], dated [*]; (b) that certain [*] Agreement between Seller and [*], dated [*]; and (c) that certain [*] Agreement between Seller and [*] dated [*].

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 6.3.1.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement effective July

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

21, 2015, as amended on July 31, 2015, between Seller and Buyer.

“Contract” means any written or oral contract, agreement, license, lease, sales order, purchase order, indenture, deed, trust, mortgage, note, bond, warrant, instrument, undertaking, arrangement or commitment (including all amendments, supplements and modifications thereto).

“Current Product” means the form and formulation of the Product being administered as of the Signing Date in the On-Going Clinical Trials.

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’, accountants’ and experts’ fees and expenses.

“Data” means (a) all data owned and controlled by Seller or any of its Affiliates as of the Closing Date that resulted from any preclinical study or clinical trial conducted by or on behalf of Seller or its Affiliates with BMN-673 or any Product or any PARP Development Compound, including the applicable protocols, site-related documentation, training manuals, investigator brochures, recruitment materials, correspondence with sites, investigational review boards and third party vendors, data monitoring committee minutes, trial master files, project management reports, the data contained in the global safety database for BMN-673, any Product or any PARP Development Compound and all clinical databases for completed and ongoing trials, all completed and/or draft study reports, data analyses, and summaries of such studies or trials; and (b) all data owned and controlled by Seller or any of its Affiliates as of the Closing Date that resulted from any CMC development or GMP manufacture conducted by or on behalf of Seller or its Affiliates upon BMN-673 or any Product or any PARP Development Compound, including operational documentation, CMC information, standard operating procedures, manufacturing records, stability data, validation data and information associated with Product labeling and packaging.

“Diligent Efforts” means the performance by a Party of efforts and obligations in a sustained manner consistent with the efforts and resources a pharmaceutical company of similar resources as such Party typically devotes to products of similar market potential, profit potential or strategic value, based on conditions then prevailing. Subject to the foregoing, Diligent Efforts requires that: (a) such Party [*], (b) such Party [*], and (c) such Party [*].

“Disclosure Schedule” has the meaning set forth in Article 3.

“Divest” has the meaning set forth in Section 6.4.2.

“DoJ” means the Antitrust Division of the United States Department of Justice.

“EMA” means the European Medicines Agency or any successor agency thereto.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all assets, properties and rights of Seller and its Affiliates other than the Acquired Assets, including:

(a)	all rights of Seller arising under this Agreement or any Ancillary Agreement or as a result of the consummation of the transactions contemplated herein;

(b)	all cash, cash equivalents and accounts receivable held by Seller and its Affiliates as of the Closing Date;

(c)	all employees of Seller and its Affiliates;

(d)	all real property owned by Seller and its Affiliates;

(e)	subject to Section 6.3, archival copies of any Data or other documentation included in the Acquired Assets, to be retained by Seller and its legal counsel and used for the purposes of complying or demonstrating compliance with applicable Law or with Seller’s obligations under this Agreement, for enforcing the rights of Seller under this Agreement or otherwise pursuant to Seller’s standard archival system procedures;

(f)	any Contract that is not an Assigned Agreement; and

(g)	any Intellectual Property of Seller and its Affiliates that is not an Assigned Patent, Data or Know-How.

“Excluded Liabilities” means all Liabilities, whether presently in existence or arising hereafter, of Seller or any of its Affiliates other than the Assumed Liabilities including: (a) all accounts payable, licensing fees, Liabilities related to the On-Going Clinical Trials incurred on or prior to the Closing, and other expenses relating to the ownership or operation of the Acquired Assets on or prior to the Closing Date; (b) all Liabilities (other than the LEAD Obligations) related to or arising from the Excluded Assets; (c) all Liabilities related to Seller’s or any of its Affiliates’ employees, regardless of when incurred; and (d) those Taxes that are the responsibility of Seller pursuant to this Agreement (including Sections 10.1 and 11.14).

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

“First Commercial Sale” means, with respect to a particular Product, the first sale of such Product to a third party in a given country or regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction, excluding any such Product used for research, test marketing, clinical trial purposes, compassionate or other similar use or for warehousing or staging in advance of release of such Product for commercial sale.

“First E.U. Commercial Sale” means the first commercial sale of a PARP Development Product in the European Union, following applicable and required governmental marketing

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

approval or governmental clearance for marketing thereof to an unaffiliated third party in an arms’ length transaction (but excluding sales pursuant to any compassionate use program, patient assistance program or similar arrangements).

“First U.S. Commercial Sale” means the first commercial sale of a PARP Development Product in the United States of America, following applicable and required governmental marketing approval or governmental clearance for marketing thereof to an unaffiliated third party in an arms’ length transaction (but excluding sales pursuant to any compassionate use program, patient assistance program or similar arrangements).

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties found in [*].

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Generic Product” shall mean a product approved pursuant to either an ANDA or an application under section 505(b)(2) of the FD&C Act or a product authorized further to an application submitted pursuant to Article 10(1) of Directive 2001/83/EC as amended, or any product approved or authorized under a similar Law of any other jurisdiction, in each case where the Product is the reference product for such approval.

“Generic Entry” means, with respect to a particular country, market entry (i.e., product launch and/or continued sale) of a third party (other than a licensee or sublicensee of Buyer or its Affiliate) Generic Product in such country.

“Generic Erosion Date” shall mean the date on which there is a loss of [*] or more of the market share of a Product in a particular country [*].

“Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by another Regulatory Authority, as such standards, practices and procedures may be updated from time to time, including applicable quality guidelines promulgated under the ICH.

“Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (i) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time, as well as the OECD Series on Principles of Good Laboratory Practice, (ii) the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

“Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including (i) the applicable part of quality assurance to ensure that products are

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice, (ii) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210 and 211, (iii) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, (iv) the principles detailed in the ICH Q7A guidelines, and (v) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

“Governmental Authority” means any federal, state, provincial, local or foreign government, or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, provincial, local or foreign government, including self-regulatory organizations and any quasi-governmental entity established to perform such functions, in each case having jurisdiction over the Person, property or matter in question.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“HSR Conditions” has the meaning set forth in Section 7.1.

“HSR Filing” shall mean filings with the FTC and DoJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the subject matter of this Agreement, together with all required documentary attachments thereto.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“IND” means an Investigational New Drug Application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations (or its successor regulation), or the equivalent application or filing filed with any equivalent agency or Governmental Authority outside the United States of America (including any supra-national agency such as the European Medicines Agency).

“Indebtedness” of a Person means (a) all indebtedness of such Person for borrowed money, whether or not contingent, including accrued but unpaid interest thereon, whether under any loan agreement, credit agreement, promissory note, bond, debenture, line of credit or other evidence of indebtedness or otherwise, (b) all obligations of such Person for the deferred purchase price of property or services (including accounts payable arising in the Ordinary Course of Business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, including, in each case, accrued but unpaid interest thereon, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all obligations, contingent or otherwise, with respect to letters of credit or similar instruments, (f) all leases capitalized in accordance with GAAP and all obligations under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, (g) unfunded Liabilities under employee benefit plans and (h) all Indebtedness of other Persons (as described in clauses (a) through (g))

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

directly or indirectly guaranteed by such Person.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Intellectual Property” means patents and patent applications and other similar rights granted by a Governmental Authority with respect to an invention, trademarks, service marks, trade names, trade dress, domain names, copyrights, trade secrets, inventions, technology, discoveries, know-how, software, formulae, processes, confidential and proprietary information and similar property rights and registrations and applications for registration for any of the foregoing granted or recognized by any Governmental Authority.

“Inventory” means all inventories of BMN-673, the PARP Development Compounds and the Product, including active pharmaceutical ingredient, finished product, work in progress, raw materials, intermediates, impurities, standards, retention samples, authentic substances, reference material, radio-labeled material and stability samples, that are in the possession of Seller or any of its Affiliates or being held on Seller’s or or any of its Affiliates’ behalf as of the Closing Date.

“Know-How” means any proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form (including files, copies of opinions, lab notebooks, and books and records), including know-how, trade secrets, practices, techniques, methods, protocols, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures, in each case that are owned and controlled by Seller or any of its Affiliates as of the Closing Date and that relate [*] to BMN-673, any PARP Development Compound or any Product.

“Knowledge of Seller” means the actual knowledge of the individuals set forth on Schedule 1(e), plus the knowledge that such individuals would be expected to have after reasonable inquiry.

“Law” means any law (including common law), statute, code, regulation, ordinance, rule, order, decree, judgment, injunction, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“LEAD Agreement” means that certain Stock Purchase Agreement by and among between Seller, LEAD Therapeutics, Inc. (“LEAD”) and Arthur Pappas, as the Equityholder Representative (as defined therein), dated February 4, 2010, as amended effective April 13, 2012.

“LEAD Obligations” means the obligations set forth in Sections 2.3.4 and 6.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Liability” means any debt, liability, loss, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due.

“Lien” means any mortgage, pledge, lien, encumbrance, collateral assignment, security interest, easement, encroachment, restriction (including restriction on use), option, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other right of any third party or encumbrance whatsoever.

“MAA” means a marketing authorization application filed with the EMA under the centralized EMA filing procedure.

“Material Adverse Effect” means any fact, occurrence, condition, development, circumstance, effect or change that, individually or when taken together with all such other facts, occurrences, conditions, developments, circumstances, effects or changes, (a) is materially adverse to the Acquired Assets taken as a whole, or (b) prevents Seller from timely consummating the transactions contemplated hereby; provided that a “Material Adverse Effect” shall not include the following facts, occurrences, conditions, developments, circumstances, effects or changes: (i) any changes resulting from general economic, regulatory or political conditions, (ii) any changes that affect the industry in which Seller operates generally, (iii) any acts of terrorism, military operation or war, (iv) changes in Law or GAAP, (v) natural disasters or acts of God, (vi) the announcement, pendency or completion of the transaction contemplated by this Agreement, (vii) any event or change affecting Buyer, provided that such event or change is not caused by Seller, [*] or (xi) actions required by this Agreement or actions taken (or omitted to be taken) with the prior written consent of or at the written request of Buyer.

“Myriad Agreements” means that certain Companion Diagnostic Agreement (for myChoice™ HRD Testing) between Seller and Myriad Genetic Laboratories, Inc. dated March 9, 2015 and that certain Companion Diagnostic Agreement (for BRACAnalysis® Testing) between Seller and Myriad Genetic Laboratories, Inc. dated March 9, 2015.

“NDA” means a New Drug Application, as defined in the FD&C Act, and applicable regulations promulgated thereunder by the FDA.

“Net Sales” means gross amount billed or invoiced by or for the benefit of Buyer, its Affiliates, and its and their licensees and sublicensees to independent, unrelated Persons in bona fide arm’s length transactions with respect to sales of a Product, less the following deductions, in each case to the extent actually incurred, allowed and taken, paid, deducted from gross sales to determine net sales in accordance with GAAP and not otherwise recovered, with respect to sale of such Product:

[*]

If a Product is sold in a country in combination with one or more other active ingredients that are not the subject of this Agreement (such other active ingredient being referred to as an

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Other Product,” and such combination being referred to as a “Combination Product”), then the gross amount accrued for such Product in such country shall be calculated as follows:

(i)	If the Product and Other Product(s) each are sold separately in such country, Net Sales will be calculated by [*].

(ii)	If the Product is sold independently of the Other Product(s) in such country [*].

(iii)	If the Other Product(s) are sold independently of the Product therein in such country [*].

(iv)	If neither the public or list price of the Other Product(s) nor the public or list price of such Product can be determined in such country[*].

Sales between such Buyer, its Affiliates and its and their licensees and sublicensees shall be disregarded for purposes of calculating Net Sales unless such purchaser is a commercial end user.

Net Sales shall be calculated on an accrual basis, in a manner consistent with GAAP. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up, no later than the end of the next calendar year, in accordance with GAAP, as consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

Buyer and its Affiliates, licensees and sublicensees shall not [*], and shall not [*].

“On-Going Clinical Trials” means the clinical trials set forth in Schedule 1(f).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“[*]” has the meaning set forth in Section 5.1.

“PARP Development Compound” means a poly (ADP-ribose) polymerase inhibitor [*] or any Related Compound thereof.

“PARP Development Product” means any product containing a PARP Development Compound.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Patent Files” means the file histories for the Assigned Patents that are in the possession or control of Seller or any of its Affiliates.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or Governmental Authority.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Post-Closing Tax Period” has the meaning set forth in Section 10.1.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.1.

“Proceedings” means any judicial, governmental or administrative action, investigation, audit, claim, suit, arbitration, proceeding or other litigation.

“Product” means any pharmaceutical product that constitutes or contains (a) BMN-673 or [*] of BMN-673, in each case either alone or in combination of other active ingredients, in any form, formulation, presentation or dosage form, and for any mode of administration.

“Product Patent” means (a) any Assigned Patent, (b) any patent application that claims priority to any Assigned Patent, including divisionals, continuations, continuations-in-part and continued prosecution applications of any Assigned Patent, (c) any patent that issues from any of the foregoing, (d) any substitution, re-examination, reissue, addition, renewals, revalidation, extension, registrations or supplemental protection certificate of any of the foregoing, and (e) any foreign equivalent of the foregoing.

“Regulatory Approval” means, with respect to each PARP Development Product or Product, any approval (including pricing approval if required), registration, license or authorization from any Regulatory Authority in a particular country or regulatory jurisdiction required to market and sell such PARP Development Product or Product and/or its components in such country or regulatory jurisdiction.

“Regulatory Authority” means any regulatory agency, ministry, department or other governmental body having authority in any country or region to control the development, manufacture, marketing, and sale of the Product, including the FDA.

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to a Product in a country or jurisdiction, other than patents, including orphan drug exclusivity, pediatric exclusivity and similar rights in other countries or jurisdictions.

“Regulatory Materials” means the U.S. and foreign regulatory applications, submissions and approvals (including all INDs, NDAs, and foreign counterparts thereof, and all Regulatory Approvals) for any Product, BMN-673 or any PARP Development Compounds and all correspondence with the FDA and other Regulatory Authorities relating to any Product or any of the foregoing regulatory applications, submissions and approvals, in each case owned by Seller or any of its Affiliates as of the Closing Date.

“Related Compound” means any polymorph, solvate, ester, salt, crystalline form or hydrate of a specified compound.

“Representatives” means the officers, directors, principals, employees, advisors, auditors, attorneys, agents, bankers and other representatives of a Person.

“Restricted Business” means the clinical development or commercialization of a known

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

poly (ADP-ribose) polymerase inhibitor (IC50 < 100 nM in a PARP1 or PARP2 enzyme inhibition assay) that is developed for the purpose of inhibiting poly (ADP-ribose) polymerase or otherwise for the treatment of patients with cancer.

“Royalty Term” has the meaning set forth in Section 2.3.3.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnification Cap” has the meaning set forth in Section 9.2.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Signing Date” has the meaning set forth in the Preamble.

“Stamp Tax” has the meaning set forth in Section 11.14.

“Tax Return” means any return, report or other information or filing supplied or required to be supplied to a Governmental Authority or Person in connection with any Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and social security taxes) that are imposed by any Governmental Authority, and such term includes any interest, penalties or additions to tax attributable thereto or attributable to any nonpayment thereof and (ii) any Liability for any item described in clause (i) (or measured by reference to such item) pursuant to contract, as transferee or successor, by operation of law or otherwise.

“Transition Period” means the first one hundred eighty (180) days after the Closing.

“Transition Services Agreement” has the meaning set forth in Section 7.2.4.

“Upfront Payment” means an amount equal to four hundred ten million United States dollars (US$410,000,000).

“Valid Claim” means a claim of a pending patent application (which has not been pending for more than five (5) years from the date of its first filing) or issued patent that has not been finally abandoned, finally rejected, expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 2.

BASIC TRANSACTION

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller (and its Affiliates), and Seller agrees (and shall cause its Affiliates) to sell, convey, assign, transfer and deliver to Buyer, all of the Acquired Assets at the Closing, for the consideration specified in this Article 2, free and clear of all Liens.

2.2 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume, pay, perform and discharge the Assumed Liabilities when due from and after the Closing. For the avoidance of doubt, except as set forth in Section 2.3.4 regarding the LEAD Obligations, Buyer shall not assume or have any responsibility whatsoever with respect to any Excluded Liability, and Seller shall retain all Excluded Liabilities.

2.3 Payments.

2.3.1 Upfront Payment. As partial consideration for the Acquired Assets, Buyer agrees to pay at Closing to Seller the Upfront Payment. The Upfront Payment shall be paid in cash by wire transfer of immediately available funds to a bank account designed by Seller.

2.3.2 Milestone Payment. As additional consideration for the Acquired Assets, Buyer shall pay to Seller the [*] milestone payments set forth in the table below upon the first achievement of the corresponding milestone event. Buyer shall notify Seller in writing within ten (10) days after the first achievement of each of the first five (5) milestone events set forth below and shall pay the corresponding milestone payment for each such milestone event within fifteen (15) days after receipt of an invoice from Seller. Buyer shall notify Seller in writing within [*] after the end of the calendar quarter in which the [*] set forth below is first achieved and shall pay the corresponding milestone payment within [*] after receipt of an invoice from Seller. Each of the following milestone payments is payable, if at all, only a single time.

[*]

2.3.3 Royalty Payment.

(a) As additional consideration for the Acquired Assets, Buyer shall make quarterly [*] royalty payments to Seller equal to [*] of Net Sales of all Products sold anywhere in the world during the applicable Royalty Term; provided, however, that such royalty shall equal [*].

(b) Buyer’s obligation to pay royalties under this Section 2.3.3 shall initiate on a Product-by-Product and country-by-country basis from the date of First Commercial Sale of each Product in such country and expire, on a country-by-country and Product-by-Product basis, upon [*] (i) the expiration of [*]; (ii) the expiration of [*]; and (iii) [*] (the “Royalty Term”). The Net Sales of a particular Product sold in a particular country after the expiration of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Royalty Term for such Product and country shall not be included in the Net Sales for the purpose of calculating royalty payments or milestone payments.

(c) If Buyer owes royalties or milestone payments to a third party for a license of third party Intellectual Property necessary (in Buyer’s reasonable discretion) to make, use, offer to sell, sell or import a particular Product in a particular country (other than pursuant to any Assigned Agreement), then Buyer may deduct, from royalties due and payable by Buyer to Seller with respect to sales of such Product in such country, an amount equal to [*] of the royalties or milestone payments paid by Buyer to such third party on account of sales of such Product in such country; provided, however, that (i) third party milestone payments will be deductible (as described herein) against the royalties due to Seller only if the third party license agreement under which such milestone payment is made [*] and [*], and (ii) [*].

(d) Within [*] business days after each calendar quarter, commencing with the calendar quarter during which the First Commercial Sale of a Product is made anywhere in the world, Buyer shall provide Seller with a non-binding estimate of the Net Sales of all Products sold during such calendar quarter. Within [*] days after each calendar quarter, Buyer shall provide Seller with a report that contains the following information: (i) the amount of gross sales of each Product in such calendar quarter, on a country-by-country basis, (ii) an itemized calculation of Net Sales of each Product for such calendar quarter, showing separately each type of deduction provided for in the definition of “Net Sales,” (iii) the calculation of the royalty payment due on the Net Sales for such calendar quarter, and (iv) the exchange rate for such country, calculated in accordance with Section 2.3.6. Concurrent with the delivery of the applicable quarterly report, Buyer shall pay Seller all royalty payments due for such calendar quarter.

2.3.4 LEAD Obligations. The Parties acknowledge that the LEAD Agreement is not being assigned by Seller to Buyer. Notwithstanding that the LEAD Agreement is an Excluded Asset and not an Acquired Asset, Seller is obligated pursuant to the LEAD Agreement to require Buyer, as the purchaser of the Acquired Assets, to assume certain obligations of Buyer pursuant to the LEAD Agreement. Accordingly, Buyer hereby agrees to and shall do the following:

(a) notify Seller in writing within three (3) Business Days of [*], provided that such [*];

(b) pay [*] to Seller within ten (10) Business Days of [*], provided that such [*];

(c) notify Seller in writing within three (3) Business Days of [*], provided that such [*];

(d) pay [*] to Seller within ten (10) Business Days of [*], provided that such [*];

(e) notify Seller in writing if Buyer chooses not to proceed with further efforts to obtain Regulatory Approval of or commercialize any PARP Development Products;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f) provide Seller with a written report concerning the status of [*], in each case if not yet achieved, within fifteen (15) days after Seller’s written request for such a report;

(g) provide Seller, in a timely manner [*] with the answers to reasonable questions posed by Seller to Buyer concerning a written report provided by Buyer pursuant to Section 2.3.4(f); and

(h) assume the obligations of Seller and its Affiliates contained in the LEAD Agreement (a true and complete copy of which has been made available to Buyer) with respect to [*] as in effect on the Signing Date.

2.3.5 Assigned Agreements. For clarity, as part of Assumed Liabilities Buyer shall be responsible for any and all payments due under the Assigned Agreements for Liabilities incurred after Closing.

2.3.6 Currency; Exchange Rate. All payments to be made by Buyer to Seller under this Agreement shall be made in U.S. dollars by bank wire transfer in immediately available funds to a bank account designated by Seller. The rate of exchange to be used in computing the amount of currency equivalent of Net Sales in U.S. dollars shall be made at the closing exchange rate reported in The Wall Street Journal (U.S., Eastern Edition) on the last Business Day of the applicable reporting period for the payment due.

2.3.7 Late Payments. If Seller does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate of [*] as reported in The Wall Street Journal (U.S., Eastern Edition) or the maximum rate allowable by applicable Law, whichever is less.

2.3.8 Financial Records; Audit. Buyer shall (and shall cause its Affiliates, licensees and sublicensees to) maintain complete and accurate records in sufficient detail to permit Seller to confirm the accuracy of the financial reports submitted by Buyer pursuant to Section 2.3.3, the achievement of the milestones specified in Section 2.3.2, and the dates of the [*]. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [*] from the creation of individual records for examination by an internationally recognized independent certified public accountant selected by Seller and reasonably acceptable to Buyer for the sole purpose of verifying for Seller the accuracy of the financial reports furnished by Buyer pursuant to this Agreement or of any payments made, or required to be made, by Buyer to Seller pursuant to this Agreement. Such audits may occur no more often than once each calendar year. The results of such audit shall be final, absent manifest error. If the audit report concludes that additional amounts are owed by Buyer, Buyer shall pay such additional amounts to Seller, with interest from the original due date as provided in Section 2.3.7, within thirty (30) days after the receipt of the audit report. If the audit report concluded that excess amounts were paid by Buyer, Buyer may credit such excess amounts against future payments due under this Agreement. Seller shall bear the cost of such audit unless such audit reveals an underpayment by Buyer of more than five percent (5%) of the amounts otherwise due for the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

audited period, in which case Buyer shall reimburse Seller for the reasonable costs for such audit.

2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, commencing at 10:00 a.m. local time on the first Business Day following the satisfaction or waiver of all conditions set forth in Article 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other place, date or time as the Parties may mutually determine. The date and time at which the Closing actually occurs is referred to herein as the “Closing Date”. Once the Closing occurs, the Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 a.m. (Pacific Time) on the Closing Date.

2.5 Deliveries at the Closing. At the Closing, (a) Seller shall deliver to Buyer the various certificates, instruments and documents referred to in Section 7.2 and (b) Buyer shall deliver to Seller the Upfront Payment in accordance with Section 2.3.1, and Buyer shall also deliver the various certificates, instruments and documents referred to in Section 7.3.

2.6 Tax Allocation. Within ninety (90) Business Days following the Closing Date, Buyer shall deliver to Seller a schedule allocating the Upfront Payment, the Assumed Liabilities and any other amounts treated as consideration for U.S. federal income tax purposes among the Acquired Assets in accordance with § 1060 of the Code and the regulations thereunder (the “Allocation Schedule”). If within ten (10) Business Days of receipt of the Allocation Schedule, Seller does not provide notice as set forth in the next sentence, such Allocation Schedule shall be final and binding on the Parties. If within ten (10) Business Days of receipt of the Allocation Schedule, Seller notifies Buyer in writing that Seller objects to one or more items reflected on the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute. [*], then each Party shall in its sole and absolute discretion have the option to [*] If the Parties agree to an Allocation Schedule, then any additional consideration (in addition to the Upfront Payment and any other amounts taken into account as consideration for U.S. federal income tax purposes on the Allocation Schedule) shall be allocated in a manner consistent with the final Allocation Schedule, and the Parties hereby agree not to take (and to cause their respective Subsidiaries not to take) any position inconsistent with the final Allocation Schedule for Tax reporting purposes. Any adjustment to the Upfront Payment shall be allocated as provided by Treasury Regulation § 1.1060-1(c).

2.7 Withholding. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction or withholding was made. Buyer shall pay the deducted or withheld amounts to the proper tax authority in a timely manner and promptly transmit to Seller an official tax certificate or other evidence of such payment sufficient to enable Seller to claim such payment of taxes. Buyer shall also provide Seller with reasonable assistance

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to enable the recovery, as permitted by Law, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Buyer.

2.8 Allocation of Liabilities under Assumed Agreements and On-Going Clinical Trials. Buyer shall assume all Liabilities under the Assigned Agreements and On-Going Clinical Trials that arise after the Closing as part of Assumed Liabilities, and Seller shall retain all Liabilities under the Assigned Agreements and On-Going Clinical Trials that arise before the Closing as part of Excluded Liabilities. After the Closing, the Parties shall cooperate to arrange (a) for Seller to pay those amounts that accrued prior to the Closing under the Assigned Agreements or with respect to the On-Going Clinical Trials but were invoiced by the applicable third party after the Closing and (b) for Buyer to pay all other amounts invoiced by the applicable third party after the Closing.

ARTICLE 3.

SELLER’S REPRESENTATIONS AND WARRANTIES

[*] Seller represents and warrants to Buyer as of the Signing Date and as of the Closing Date, except as set forth in the corresponding schedule of the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”) as follows:

3.1 Due Incorporation. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with all requisite power and authority to own, lease and operate its properties as presently owned, leased and operated and to carry on its business as presently conducted. Seller is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification.

3.2 Due Authorization; Enforceability. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other corporate or other action or proceeding on the part of Seller is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements by Seller, the performance by Seller of such obligations or the consummation by Seller of such transactions. This Agreement has been duly and validly executed and delivered by Seller and the Ancillary Agreements shall have been duly and validly executed and delivered by Seller, on or prior to the Closing Date. This Agreement constitutes a legal, valid and binding obligation of Seller, and each of the Ancillary Agreements when executed and delivered shall constitute legal, valid and binding obligations of Seller, in each case enforceable against Seller, in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3 Consents and Approvals; No Conflicts.

3.3.1 Except as set forth on Schedule 3.3.1, no consent, authorization or approval of, filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

3.3.2 The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not: (a) violate any Law or other restriction of any Governmental Authority applicable to Seller, the Acquired Assets or the Assumed Liabilities; (b) violate any provision of the charter or bylaws or similar organizational documents of Seller; (c) except as set forth on Schedule 3.3.2, violate or conflict with, result in a breach or termination of, constitute a default under or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance obligation in or any increase in or creation of any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of Seller or give any Person any additional right under, permit cancellation of, result in the creation of any Lien upon, any of the Acquired Assets, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Assigned Agreement; or (d) permit the acceleration or maturity of any Indebtedness of Seller or Indebtedness secured by any of its assets or properties; except in the cases of (a), (c) and (d) as would not prevent or materially impede the ability of Seller to consummate the transactions contemplated hereby.

3.4 Title; Encumbrances. Except as set forth on Schedule 3.4, Seller has sufficient legal and beneficial title to or ownership of, and on the Closing Date, Seller will convey to Buyer, all of the Acquired Assets, free and clear from any Liens.

3.5 Assigned Patents and Know-How.

3.5.1 The Assigned Patents are the [*] patents and patent applications owned by Seller and its Affiliates as of Closing Date that claim [*].

3.5.2 Seller and its Affiliates have complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Authorities to maintain the Assigned Patents in full force and effect, including payment of all required fees when due to such offices or entities.

3.5.3 All issued patents within the Assigned Patents are in full force and effect and are valid and enforceable.

3.5.4 The inventors named in the Assigned Patents are, to the Knowledge of Seller, all of the true inventors for such Assigned Patents and each of such inventors has assigned, or is under a written obligation to assign, to Seller or its Affiliate all of his or her right, title and interest to such Assigned Patents and the inventions described therein.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.5.5 To the Knowledge of Seller, there is no pending action before any patent and trademark office (or similar Governmental Authority) that was initiated by any third party and challenges the validity or unenforceability of any issued patent within the Assigned Patents.

3.5.6 No third party has asserted in a writing delivered to Seller or its Affiliates that any issued patent within the Assigned Patents is invalid or unenforceable.

3.5.7 Except for licenses granted pursuant to the Assigned Agreements, Seller and its Affiliates have not licensed any Assigned Patents to any Person, and Seller and its Affiliates have no obligation to grant any license of any Assigned Patent to any Person.

3.5.8 Except as set forth in Schedule 3.5.8, to the Knowledge of Seller, (i) Seller and its Affiliates have taken reasonable steps to prevent the unauthorized disclosure or use of the Know-How; and (ii) there has been no unauthorized disclosure or use of any Know-How.

3.5.9 The [*] Agreement between [*] and [*] dated [*], as amended effective [*] and [*], has been [*].

3.5.10 All [*] owned by [*] has been [*]

3.6 Infringement or Misappropriation.

3.6.1 Seller and its Affiliates have not received any written notice from any third party asserting or alleging that any research, development or manufacture of BMN-673 or a Product by or on behalf of Seller or its Affiliates prior to the Signing Date infringed or misappropriated the intellectual property rights of such third party.

3.6.2 To the Knowledge of Seller, the development, manufacture and commercialization of BMN-673 [*] by or on behalf of Seller and its Affiliates [*] can be performed without infringing any issued patents owned or controlled by a third party.

3.6.3 To the Knowledge of Seller, no third party is infringing the Assigned Patents as of the Signing Date.

3.7 Assigned Agreements.

3.7.1 Seller has made available to Buyer a correct and complete copy of each Assigned Agreement.

3.7.2 The Assigned Agreements include all material Contracts of Seller and its Affiliates as of the Closing that directly relate to the research, manufacture, development or commercialization of BMN-673 or any Product.

3.7.3 As of the Closing, all Assigned Agreements (except for those set forth in Schedule 3.7.3, which have expired) are in full force and effect and have not been terminated.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.7.4 No Assigned Agreement has been breached in any material respect or cancelled by Seller or any of its Affiliates, or to the Knowledge of Seller, by any other party thereto.

3.7.5 Other than waivers of past obligations that would have been fully performed in accordance with their terms prior to the Closing Date, neither Seller nor any of its Affiliates has irrevocably waived any of its rights under any Assigned Agreement.

3.7.6 That certain [*] Agreement between [*] and Seller[*] dated [*], including [*] dated [*], has been assigned by [*] to [*].

3.8 Development of the Product; Regulatory.

3.8.1 The clinical development of BMN-673 and the Product by or on behalf of Seller and its Affiliates has been carried out in material compliance with Good Clinical Practices.

3.8.2 Seller has informed Buyer of all serious adverse drug reactions known to Seller and its Affiliates relating to BMN-673 or the Product or its use.

3.8.3 The business and the operation of Seller and its Affiliates as such business and operations relate to the Acquired Assets have been and are conducted in compliance with Law [*]. Neither Seller nor any of its Affiliates has received, with respect to BMN-673 or the Product, any written communication (including any warning letter, untitled letter, or similar notices) from any Governmental Authority that was not disclosed in writing (including disclosure by making copies available in the electronic data room) to Buyer and, there is no action pending or, to the Knowledge of Seller, threatened in writing (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that with respect to BMN-673 [*], Seller or any of its Affiliates is not currently materially in compliance with any and all applicable Laws implemented by such Governmental Authority. Neither Seller nor any of its Affiliates has received any written notice from any Governmental Authority claiming that the research, development, manufacture, or use of BMN-673 and the Current Product is not in material compliance with all applicable Laws.

3.8.4 None of Seller’s or its Affiliate’s employees or consultants who have participated in development of BMN-673 [*]: (a) is debarred under Section 306(a) or 306(b) of the FD&C Act or by the analogous Laws of any Regulatory Authority; (b) has, to the Knowledge of Seller, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the analogous Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings by a Regulatory Authority, during the employee’s or consultant’s employment or contract term with Seller or its Affiliate, as applicable; and (c) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. health care programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.9 Sufficiency of Assets. The Acquired Assets constitute all of the rights, property and assets that are owned and controlled by Seller or any of its Affiliates as of the Closing Date and are necessary for the development and commercialization of the Current Product. None of the Excluded Assets (other than certain employees of Seller or any of its Affiliates) are material to the development and commercialization of the Current Product.

3.10 No Proceeding. There are no pending, and to the Knowledge of Seller, no threatened in writing, adverse actions, claims, investigations, suits or proceedings against Seller or any of its Affiliates, at Law or in equity, or before or by any Governmental Authority, involving the Acquired Assets or Product.

3.11 Tax Matters. (i) Seller has duly and timely filed all Tax Returns (taking into account appropriate extensions) required to be filed with respect to the Acquired Assets, each such return is true, correct and complete in all material respects, and Seller has timely paid all Taxes required to be paid with respect to the Acquired Assets (whether or not such Taxes are shown as due on any Tax Return); (ii) there are no currently proposed or pending or threatened adjustments, audits or examinations by any Governmental Authority in connection with any Taxes relating to the Acquired Assets, and there are no matters under discussion with any Governmental Authority with respect to Taxes that may result in an additional liability for Taxes with respect to which the Acquired Assets may be subject, levied, or assessed; (iii) there is no waiver or extension of any statute of limitations with respect to any Tax matter relating to the Acquired Assets; (iv) no claim has ever been made in writing by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that any of the Acquired Assets is or may be subject to taxation by that jurisdiction; (v) Seller has not entered into a record retention agreement with any Governmental Authority relating to the Acquired Assets that is still in effect; and (vi) there are no Liens for Taxes on any of the Acquired Assets.

3.12 Inventory. Notwithstanding anything to the contrary in this Agreement, the Inventory [*]. For clarity, if the Inventory [*] provided by [*] under one of the [*] Seller warrants that the Inventory intended for use in clinical trials was manufactured under GMP conditions and in accordance with appropriate quality agreements consistent with standard industry practice.

3.13 Patient Samples. Notwithstanding anything to the contrary in this Agreement, the patient samples included in the Acquired Assets [*]. Buyer shall use such patient samples in accordance with the applicable informed consent and shall [*], as appropriate, or [*].

3.14 [*].

ARTICLE 4.

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the Signing Date and as of the Closing Date as follows:

4.1 Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with all requisite power and authority to own,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

lease and operate its properties as presently owned, leased and operated and to carry on its business as presently conducted. Buyer is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification.

4.2 Due Authorization; Enforceability. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other corporate or other action or proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, the performance by Buyer of such obligations, or the consummation by Buyer of such transactions. This Agreement has been duly and validly executed and delivered by Buyer and the Ancillary Agreements shall have been duly and validly executed and delivered by Buyer on or prior to the Closing Date. This Agreement constitutes a legal, valid and binding obligation of Buyer, and each of the Ancillary Agreements when executed and delivered shall constitute a legal, valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.3 Consents and Approvals; No Conflicts.

4.3.1 Except for the HSR Conditions, no consent, authorization or approval of, filing or registration with any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.3.2 The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not: (a) violate any Law or other restriction of any Governmental Authority applicable to Buyer; (b) violate any provision of the organizational documents of Buyer; (c) violate or conflict with, result in a breach or termination of, constitute a default under or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance obligation in or any increase in or creation of any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of Buyer or give any Person any additional right under, permit cancellation of, result in the creation of any Lien upon, any assets or properties of Buyer, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound; or (d) permit the acceleration or maturity of any Indebtedness of Buyer or Indebtedness secured by any of its material assets or properties[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.4 No Broker. There is no investment bank, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might be entitled to any fee or commission from Buyer or its Affiliates in connection with the transactions contemplated hereby.

4.5 Available Funds. Buyer has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments pursuant to Section 2.3.

ARTICLE 5.

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the Signing Date and the Closing Date:

5.1 General. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, as promptly as reasonably practicable, in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the Closing conditions set forth in Article 7). Seller shall use commercially reasonable efforts to obtain the consents for the Assigned Agreements set forth on Schedule 3.3.1. With respect to that certain [*] Agreement between [*] and [*] dated [*], as amended [*] and [*], and including [*] dated [*] and [*] dated [*], Seller shall use reasonable efforts to [*] with [*] and [*]. With respect to (i) that certain [*] Agreement dated as of [*] between [*] and [*], supplemented by that certain [*] regarding [*] dated as of [*], and (ii) [*] between [*] and either [*] or [*] that relates or related to [*] or any of the [*], Seller shall use reasonable efforts to [*].

5.2 Notices and Consents; HSR.

5.2.1 Seller shall use commercially reasonable efforts to obtain all of the consents necessary for the consummation of the transactions contemplated hereby, including any such consents set forth in the Disclosure Schedule. Each Party shall give any notices to, make any filings with and use commercially reasonable efforts to obtain any authorizations, consents and approvals of Governmental Authorities and other Persons which, if not obtained or made, would reasonably be expected to have an adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

5.2.2 Without limiting the foregoing, each of Buyer and Seller shall, within ten (10) Business Days after the Signing Date, file with the FTC and DoJ, any HSR Filing required of it under the HSR Act with respect to the subject matter of this Agreement, which forms shall specifically request early termination of the initial HSR Act waiting period. The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing. The Parties hereto commit to instruct their respective counsel to cooperate with each other and use good faith, diligent efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period, such good faith diligent efforts to include counsel’s undertaking: (i) to keep each

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

other appropriately informed of communications received from and submitted to personnel of the reviewing antitrust authority; and (ii) to confer with each other regarding appropriate contacts with and response to personnel of the FTC and DoJ. Each Party will bear its own expenses in connection with activities under this Section 5.2.2, except that Buyer shall be responsible for the fee due to the FTC in respect of such filing. In respect of any HSR Filing, each of Buyer and Seller will use its good faith, diligent efforts to eliminate any concern on the part of any court or Governmental Authority regarding the legality of the proposed transaction, including cooperating in good faith with any government investigation and the prompt production of documents, information and witnesses requested in the course of such of any such investigation, including those contained in a Request for Additional Information and Documentary Materials (as that term is defined in the HSR Act), and to cause the Closing to occur as soon as practical. Nothing in this Section 5.2 shall require either Party to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC and DoJ or any third party respecting the transactions contemplated by this Agreement.

5.3 Operation of Business. Seller shall not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business, except such actions that are not directly related to the Acquired Assets or are specifically required to be taken or transactions that are specifically required to be entered into by this Agreement. Seller shall use commercially reasonable efforts to preserve intact its operations and relationships with third parties to maintain all of the Acquired Assets and Assumed Liabilities in adequate operating condition. Seller shall use its Diligent Efforts to continue the On-Going Clinical Trials and maintain the clinical and safety databases in accordance with current Good Clinical Practice and the respective protocols, and in compliance with all applicable Regulatory Authority regulations, laws, or directives. Further, Seller shall use Diligent Efforts to continue the on-going investigator-initiated studies. Without limiting the generality of the foregoing, except: (a) with the prior written consent of Buyer or (b) as required by applicable Law or specifically required by this Agreement, Seller shall not:

5.3.1 sell, lease, license, transfer, assign, encumber or otherwise dispose of any Acquired Assets;

5.3.2 enter into any amendment, modification or termination of any Assigned Agreements;

5.3.3 impose, or permit to be imposed, any security interest or other Lien upon any of the Acquired Assets;

5.3.4 make or agree to make any capital expenditure in respect of the Acquired Assets or the Assumed Liabilities;

5.3.5 take any action which could reasonably be likely to impair Buyer’s rights in the Acquired Assets;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.3.6 (a) waive, compromise, assign, cancel or release any material rights or claims that is part of the Acquired Assets, or (b) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting the Acquired Assets or the Assumed Liabilities;

5.3.7 (a) make, revoke or amend any Tax election, (b) compromise any claim, investigation, audit or controversy related to any amount of Taxes, (c) consent to or execute any waiver of restrictions on a Tax claim or assessment, (d) enter into or amend any Tax agreement with a Tax authority, (e) file any amended Tax Return or claim for a refund of Taxes or (f) change any Tax accounting method;

5.3.8 fail to comply in any material respect with any applicable Law governing the Acquired Assets;

5.3.9 knowingly take any action that, or omit to take any action that if not taken, would reasonably be expected to have a Material Adverse Effect or prevent or materially impede the ability of any Party to consummate the transactions contemplated hereby; or

5.3.10 agree, commit or otherwise arrange to take or permit the taking of any action described in this Section 5.3, regardless of whether such arrangement is oral, written or otherwise.

5.4 No Interference. Except with the prior written consent of Seller or as required by applicable Law or specifically required by this Agreement, Buyer shall not (a) knowingly take any action that, or omit to take any action that if not taken, would reasonably be expected to have a Material Adverse Effect or prevent or materially impede the ability of any Party to consummate the transactions contemplated hereby; or (b) agree, commit or otherwise arrange to take or permit the taking of any action described in (a), regardless of whether such arrangement is oral, written or otherwise.

5.5 Full Access. Seller shall permit representatives of Buyer (including its officers, directors, employees, legal counsel, accountants, advisors and agents) to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, personnel data, books, records (including Tax records), clinical trial and regulatory data (to the extent in Seller’s possession and control), Contracts and documents of or pertaining to the Acquired Assets or the Assumed Liabilities and permit Buyer to make such reasonable inspections thereof and inquiries as Buyer may reasonably request, and furnish Buyer with such operating data and other information as Buyer may from time to time reasonably request.

5.6 Release of Liens. Seller shall take all actions required of Seller to cause any Liens on the Acquired Assets to be terminated and released at the Closing. For the avoidance of doubt, nothing in this Section 5.6 modifies Seller’s obligation to deliver the Acquired Assets free and clear of all Liens.

5.7 Bulk Sales. Each of the Parties hereby waives compliance with the notification and all other requirements of the bulk sales laws in force in the jurisdiction in which

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such laws are applicable to the Acquired Assets or the transactions contemplated by this Agreement.

5.8 Certain Contracts. No later than five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer a list of all Contracts to which Seller or any of its Affiliates is a party or to which Seller or such Affiliate is otherwise bound, in each case with respect to the Acquired Assets or Assumed Liabilities, that have been entered into (or are reasonably likely to be entered into) between the Signing Date and the Closing Date, provided that Seller may only enter into such a Contract during such period if it provides prior notice to Buyer and if such Contract requires aggregate post Closing payments in excess of US$[*], with the written permission of Buyer, which shall not be unreasonably withheld. Upon Buyer’s request, Seller shall promptly provide Buyer with a true, correct and complete copy of any such Contract. No later than two (2) Business Days prior to the Closing Date, Buyer shall notify Seller in writing of any such Contract that Buyer wishes to include in the Acquired Assets and Buyer and Seller shall update Schedule 1(b) accordingly. For the avoidance of doubt, Seller shall promptly transfer and assign to Buyer at the Closing any Contract that has been added to such updated Schedule 1(b) in accordance with this Section 5.8. If any such Contract is not assignable or transferable at the Closing, either by virtue of the provisions thereof or under applicable Law, without the consent of some third Person, then Seller shall use commercially reasonable efforts to enforce or pursue such rights provided by the applicable Contract on Buyer’s behalf and at Buyer’s sole cost and expense until such Contract is transferred and assigned to Buyer.

5.9 Transition Services Agreement Schedules. After the Signing Date, Seller and Buyer shall [*] schedule of services to be provided pursuant to the Transition Services Agreement.

5.10 No Negotiation. During the period between the Signing Date and the Closing Date, Seller shall not, and shall not authorize or permit any officer, director, employee, advisors, auditor, attorney, agent, banker or other representative (each a “Representative”) or Affiliate of Seller to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Buyer) relating to a possible Alternative Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Buyer or its Representatives) relating to or in connection with a possible Alternative Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Buyer) relating to a possible Alternative Transaction. An “Alternative Transaction” means any transaction or series of transactions involving the sale, license, sublicense or disposition of all or a significant portion of the Acquired Assets, but excluding any transaction or series of transactions that would result in a Change of Control of Seller.

ARTICLE 6.

POST-CLOSING COVENANTS

6.1 Development and Commercialization; Diligence.

6.1.1 After the Closing, Buyer shall be solely responsible for the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

development and commercialization of the Product, including the conduct of the On-Going Clinical Trials; during the Transition Period, Seller shall provide Product development services to Buyer in accordance with the Transition Services Agreement. After the Closing, Buyer shall bear all costs and expenses incurred in connection with the development and commercialization of the Product (except as expressly provided in the Transition Services Agreement), including the conduct of the On-Going Clinical Trials. Buyer shall use Diligent Efforts to develop and commercialize Products, including obtaining Regulatory Approval for at least one (1) Product, and to achieve the milestone events set forth in Section 2.3.2 [*]. Upon Seller’s reasonable request, Buyer shall inform Seller regarding the development and commercialization of the Product. Buyer’s obligations under this Section 6.1.1 shall terminate and be of no further force or effect upon the seventh (7th) anniversary of the Closing Date.

6.1.2 If Buyer reasonably determines both that it is unlikely that any Product will receive Regulatory Approval from the FDA and that it is unlikely that any Product will receive Regulatory Approval from the EMA, then Buyer shall have the right, in its sole discretion and upon written notice to Seller, to immediately terminate the development and commercialization of all Products and PARP Development Products at any time. If such termination occurs [*], Buyer shall [*]. Seller’s obligations [*], and, notwithstanding the last sentence of [*]

6.2 Transition Service Agreement. During the Transition Period, Seller shall reasonably cooperate with and provide reasonable assistance to Buyer in order to transition to Buyer the development of the Current Product, including the conduct of the On-Going Clinical Trials, and to transfer to Buyer all INDs, IND reports, data contained in the clinical databases and the global safety database, Inventory, pre-clinical and CMC information and regulatory filings, in each case for the Product, all of the foregoing in accordance with the terms and conditions of the Transition Service Agreement.

6.3 Confidentiality.

6.3.1 After the Closing, each Party shall (and shall cause its Affiliates to) hold, and shall use commercially reasonable efforts to cause its representatives (which, for the purposes of this Section 6.3 shall include such Party’s: (a) [*] in connection with their due diligence for [*], (b) [*] in connection with their due diligence for [*], or (c) [*], in each case, so long as they are otherwise subject to similar confidentiality obligations to such Party) to hold, in strict confidence from any Person (other than any such representative), and shall not use for any purpose, the terms and conditions of this Agreement and all non-public documents and information furnished to it or its Affiliates by or on behalf of the other Party or its Affiliates under this Agreement or the Confidentiality Agreement (“Confidential Information”), except to the extent necessary to perform its obligations or to exercise its rights under this Agreement or as otherwise expressly authorized by this Agreement (which in the case of the representatives [*], shall include the due diligence and [*] or otherwise agreed in writing by the Parties. For clarity, after the Closing, all non-public information included in the Acquired Assets shall be deemed Confidential Information of Buyer and Seller shall be deemed the receiving Party of such Confidential Information.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.3.2 The foregoing confidentiality and non-use obligations shall not apply to any information that can be shown by the receiving Party to have been: (a) previously known by the receiving Party (excluding information included in the Acquired Assets); (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) other than through the receiving Party’s breach of its confidentiality obligations hereunder; or (c) lawfully acquired by the receiving Party or any of their Affiliates after the Closing Date from another source that is not under an obligation to the other Party or another Person to keep such documents and information confidential.

6.3.3 In the event that a Party (or any of its Affiliates) is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process or by applicable Law or any listing or trading agreement concerning its securities to disclose any Confidential Information of the other Party, such Person shall (i) provide the other Party with prompt notice so that such other Party may seek a protective order or other appropriate remedy or, in such other Party’s sole discretion, waive compliance with the provisions of this Section 6.3 and (ii) cooperate with the other Party, at such other Party’s expense, in any effort to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or the other Party waives compliance with the provisions of this Section 6.3, such Person shall (x) disclose only that portion of the Confidential Information that such Person is advised, by its counsel, is legally required and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed (to the extent available) and (y) use reasonable best efforts to promptly furnish to the other Party a copy (in whatever form or medium) of such Confidential Information that it intends to furnish.

6.3.4 Notwithstanding anything in this Section 6.3, each Party may disclose this Agreement and its terms and conditions in securities filings with the Securities Exchange Commission (the “SEC”) or equivalent foreign agency to the extent required by applicable Law after complying with the procedure set forth in this Section 6.3.4. In the event a Party is required to file a Form 8-K, such Party shall provide the other Party with a copy of such Form 8-K and such other Party agrees to promptly review such disclosure within one (1) Business Day of receipt of such Form 8-K. In addition, such Party shall prepare a proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines specified by applicable Law. The Party seeking such disclosure shall reasonably consider any comments thereto provided by the other Party within such one (1) day or seven (7) day period, as applicable, and shall use reasonable efforts to obtain confidential treatment of this Agreement from the SEC (or equivalent foreign agency) as represented by the redacted version revised by the other Party. If both Parties determine that they are required to disclose this Agreement and its terms and conditions in securities filings as described in the first sentence of this Section 6.3.4, then the Parties shall use good faith efforts to agree upon a redacted version of this Agreement for which each Party will request confidential treatment and to coordinate with each other with respect to any revisions to such redacted version requested or required by the SEC or equivalent foreign agency.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.3.5 The Confidentiality Agreement shall terminate at the Closing, without further action by any party thereto and information exchanged under the Confidentiality Agreement shall be deemed to be exchanged under this Agreement.

6.3.6 Upon Buyer’s reasonable request and expense, Seller shall use reasonable efforts to [*], pursuant to an agreement between [*] and [*] that is not [*], to [*].

6.4 Non-Competition

6.4.1 Subject to Sections 6.1.2, 6.4.2 and 6.4.3, during the period of seven (7) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates that are controlled (as such term is used in the definition of “Affiliate”) by Seller (each a “Subsidiary”) to, directly or indirectly, engage in or knowingly assist other Persons (other than Buyer and its Affiliates) in engaging in the Restricted Business.

6.4.2 Notwithstanding Section 6.4.1, if a third party becomes a Subsidiary during the Restriction Period through merger, acquisition, consolidation or other similar transaction, and such third party, as of the closing date of such transaction, is engaged in the Restricted Business, then Seller and such new Subsidiary shall have [*] from the closing date of such transaction to wind down or Divest the Restricted Business, and such new Subsidiary’s conduct of the Restricted Business during such [*] period shall not be a breach of Seller’s non-competition obligations set forth in Section 6.4.1; provided that such new Subsidiary conducts the Restricted Business during such [*] independently of Seller. For clarity, if Seller and its new Subsidiary wind down but do not Divest the Restricted Business during such [*] period, Seller and its new Subsidiary shall still have the right to Divest the Restricted Business thereafter or to restart the Restricted Business after the end of the Restriction Period, provided that Seller and its new Subsidiary do not restart the Restricted Business at any time during the Restriction Period. For the purposes of this Section 6.4.2, “Divest” means the sale or transfer of rights to the Restricted Business to a third party without Seller or its Affiliates receiving a continuing share of profit, future royalty payments or other economic interest in the subsequent success of such Restricted Business.

6.4.3 For clarity, if a third party becomes an Affiliate of Seller during the Restriction Period through merger, acquisition, consolidation or other similar transaction, such transaction results in a Change of Control of Seller, and such third party, as of the closing date of such transaction, is engaged in the Restricted Business, then such new Affiliate shall have the right to continue the Restricted Business, provided such continuation does not use the information of Seller pertaining to inhibitors of poly (ADP-ribose) polymerase, and such continuation shall not constitute a breach of Seller’s non-competition obligations set forth in Section 6.4.1. For the purposes of this Section 6.4.3 and Section 5.10, “Change of Control” means (i) a merger, reorganization or consolidation of Seller with any entity that is not an Affiliate of Seller as of the Closing Date, which results in the voting securities of Seller outstanding immediately prior thereto ceasing to represent at least [*] of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation, (ii) any entity that is not an Affiliate of Seller as of the Closing Date becoming the beneficial owner of [*] or more of the combined voting power of the outstanding securities of Seller; or (iii) the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

sale or other transfer to any entity that is not an Affiliate of Seller as of the Closing Date of all or substantially all of Seller’s business or assets.

6.4.4 Seller acknowledges that the restrictions contained in this Section 6.4 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.4 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.5 Further Assurances. From and after the Closing Date, Seller shall, from time to time, at Buyer’s request, promptly execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably require in order to fully effect the conveyance and transfer to Buyer or its designees of the Acquired Assets, or perfect Buyer’s or its designees’ right, title and interest in any of the Acquired Assets, to assist Buyer in obtaining possession of any of the Acquired Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Seller shall reasonably cooperate with Buyer in Buyer’s compliance with its financial reporting obligations with the SEC with respect to the Acquired Assets, which obligation of Seller shall terminate on the date that is [*].

6.6 [*]. If the [*] has not been executed and delivered on or before the Closing Date, then [*] shall have the [*] to the extent necessary to [*]. [*] shall, and shall cause its Affiliates to, cooperate fully with all reasonable requests of [*] in connection with [*] exercise of the foregoing rights, and shall [*]. In addition, [*].

ARTICLE 7.

CONDITIONS TO OBLIGATION TO CLOSE

7.1 HSR. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date: (a) the Parties shall have complied with all applicable requirements of the HSR Act and any other applicable foreign antitrust or competition Law; (b) the waiting period under the HSR Act and any other applicable foreign antitrust or competition Law shall have expired or earlier been terminated; (c) no injunction (whether temporary, preliminary or permanent) prohibiting consummation of the transaction contemplated by this Agreement or any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

material portion hereof shall be in effect; (d) no judicial or administrative proceeding opposing consummation of all or any part of this Agreement shall be pending; and (e) no requirements or conditions shall have been imposed by the FTC or DoJ (as applicable) or any other Governmental Authority of competent jurisdiction in connection with the filings by the Parties under the HSR Act and any other applicable foreign antitrust or competition Law, other than requirements or conditions that are satisfactory to the Party on whom such requirements or conditions are imposed (collectively, the “HSR Conditions”).

7.2 Additional Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions contemplated by this Agreement is further subject to the satisfaction (or the waiver by Buyer) of the following conditions on or before the Closing Date:

7.2.1 Each of the representations and warranties of Seller set forth in Article 3 shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the Signing Date or some other date shall be true and correct as of such date), except in each case where failure of such representations and warranties to be true and correct, individually or in the aggregate, does not, and would not reasonably be expected to have, a Material Adverse Effect.

7.2.2 Seller shall have performed and complied with, in all material respects, all of the covenants and agreements in this Agreement required to be performed and complied with by it on or prior to the Closing Date.

7.2.3 Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by the Chief Executive Officer or Chief Financial Officer of Seller, certifying as to the satisfaction of each of the conditions set forth in Sections 7.2.1 and 7.2.2.

7.2.4 Seller shall have duly executed and delivered (or have caused to be duly executed and delivered) to Buyer (a) a bill of sale, dated as of the Closing Date, in the form attached hereto as Exhibit A (the “Bill of Sale”), (b) an assignment of patents with respect to the Assigned Patents, dated as of the Closing Date, in the form attached hereto as Exhibit B (the “Assignment of Patents”), (c) an assignment and assumption agreement, dated as of the Closing Date, in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), (d) a transition services agreement, dated as of the Closing, in the form attached hereto as Exhibit D (the “Transition Services Agreement”), and (e) any documents reasonably requested by Buyer and necessary to transfer the Regulatory Materials from Seller to Buyer.

7.2.5 Since the Signing Date, there shall not have occurred any Material Adverse Effect.

7.3 Additional Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions contemplated by this Agreement is further subject to the satisfaction (or the waiver by Seller) of the following conditions on or before the Closing Date:

7.3.1 Each of the representations and warranties of Buyer set forth in Article 4 shall be true and correct in all material respects as of the Signing Date and as of the Closing

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the Signing Date or some other date shall be true and correct as of such date), except in each case where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not, and would not reasonably be expected to have, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

7.3.2 Buyer shall have performed and complied with in all material respects all of the covenants and agreements in this Agreement required to be performed and complied with by Buyer on or prior to the Closing Date.

7.3.3 Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, certifying as to the satisfaction of each of the conditions set forth in Sections 7.3.1 and 7.3.2.

7.3.4 Buyer shall have duly executed and delivered to Seller on or prior to the Closing Date, the Bill of Sale, the Assignment of Patents, the Assignment and Assumption Agreement, and the Transition Services Agreement.

ARTICLE 8.

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as provided below:

8.1.1 Seller and Buyer may terminate this Agreement by mutual consent at any time prior to the Closing.

8.1.2 In the event that the HSR Conditions are not met within [*] from the date the filing required under the HSR Act is made, either Party may terminate this Agreement upon written notice to the other Party.

8.1.3 Buyer may terminate this Agreement by giving notice to Seller: (a) in the event Seller breaches any representation, warranty or covenant contained in this Agreement which breach, individually or in the aggregate, would cause the conditions set forth in Section 7.2.1 or Section 7.2.2 to not be satisfied, Buyer has notified Seller of the breach and the breach has continued without cure for a period of ten (10) days after the notice of breach or is not capable of cure within such ten (10)-day period (provided Buyer is not then in material breach of any representation, warranty or covenant contained in this Agreement); or (b) if the Closing shall not have occurred on or before [*] (unless the failure to close by such date results from a material breach by Buyer of any representation, warranty or covenant contained in this Agreement).

8.1.4 Seller may terminate this Agreement by giving notice to Buyer: (a) in the event Buyer breaches any representation, warranty or covenant contained in this Agreement which breach, individually or in the aggregate, would cause the conditions set forth in Section 7.3.1 or Section 7.3.2 to not be satisfied, Seller has notified Buyer of the breach and the breach

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

has continued without cure for a period of ten (10) days after the notice of breach or is not capable of cure within such ten (10)-day period (provided Seller is not then in material breach of any representation, warranty or covenant contained in this Agreement); or (b) if the Closing shall not have occurred on or before [*] (unless the failure to close by such date results from a material breach by Seller of any representation, warranty or covenant contained in this Agreement).

8.1.5 Seller or Buyer may terminate this Agreement by giving notice to the other Party if any Governmental Authority of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (unless the issuance of such order results from a material breach by the Party seeking to terminate this Agreement of any representation, warranty or covenant contained in this Agreement).

8.2 Effect of Termination.

8.2.1 If any Party terminates this Agreement pursuant to Section 8.1, (a) this Agreement shall be void and of no further force and effect, (b) the transactions contemplated by this Agreement shall be abandoned without further action by any Party and (c) all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, their respective Affiliates or their respective directors, officers or shareholders, except for any Liability with respect to any breach of this Agreement prior to such termination and except for this Section 8.2, Section 6.3 and Article 11, which shall survive the termination of this Agreement.

8.2.2 If Buyer terminates its obligations pursuant to Section 6.1.2 [*], Buyer shall [*], and Buyer shall [*]. The foregoing shall be Seller’s sole remedy for such termination, provided that, Buyer shall remain [*]

ARTICLE 9.

INDEMNIFICATION AND RELATED MATTERS

9.1 Survival. The Parties agree that (i) the representations and warranties of Seller contained in [*] shall survive the Closing and continue in full force and effect until ninety (90) days following the expiration of the applicable statutes of limitation and (ii) all of the other representations and warranties of the Parties shall expire on the [*] anniversary of the Closing Date (unless a claim is made under this Agreement prior to the expiration of the applicable survival period for such representations and warranties, in which case the applicable representation and warranty shall survive as to such claim until such claim has been finally resolved). None of the Parties shall have any liability whatsoever with respect to any representation or warranty in this Agreement unless a claim is made under this Agreement prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. All covenants and other agreements contained in this Agreement shall survive the Closing in accordance with their respective terms.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.2 Indemnification by Seller. Following the Closing, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against any and all Damages incurred by any Buyer Indemnified Party in connection with, relating to or arising from:

9.2.1 any breach by Seller of any warranty or the inaccuracy of any representation of Seller contained in this Agreement, the Ancillary Agreements or in any other agreement or instrument contemplated by this Agreement;

9.2.2 any breach by Seller of any of Seller’s covenants contained in this Agreement, the Ancillary Agreements or in any other agreement or instrument contemplated by this Agreement;

9.2.3 any Excluded Liability; or

9.2.4 any third-party claim to the extent Damages resulting therefrom are (i) as a result of the use of, or the research, development, manufacture, commercialization, use or sale of, the BMN-673 or any Product by or on behalf of Seller or any of its Affiliates, licensees or sublicensees prior to the Closing Date and (ii) not Damages for which the Seller Indemnitees are entitled to seek indemnification pursuant to Section 9.3.

Notwithstanding the foregoing, the aggregate liability of Seller for Damages paid with respect to the indemnification described in Section 9.2.1 shall not exceed (a) [*]; and (b) [*], the “Seller Indemnification Cap”); provided, however, that the Seller Indemnification Cap shall not apply to the indemnification described in Section 9.2.1 with respect to any Damages arising from fraud.

9.3 Indemnification by Buyer. Following the Closing, Buyer agrees to indemnify and hold harmless Seller and its Affiliates and their respective Representatives (the “Seller Indemnified Parties”) from and against any and all Damages incurred by any Seller Indemnified Party in connection with, relating to or arising from:

9.3.1 any breach by Buyer of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement, the Ancillary Agreements or in any other agreement or instrument contemplated by this Agreement;

9.3.2 any breach by Buyer of any of Buyer’s covenants contained in this Agreement, the Ancillary Agreements or in any other agreement or instrument contemplated by this Agreement;

9.3.3 any Assumed Liability; and

9.3.4 any third-party claim to the extent Damages resulting therefrom are (i) as a result of the use of, or the research, development, manufacture, commercialization, use or sale of, the BMN-673 or any Product by or on behalf of Buyer or any of its Affiliates, licensee or sublicensee after the Closing Date and (ii) not Damages for which the Buyer Indemnitees are entitled to seek indemnification pursuant to Section 9.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notwithstanding the foregoing, the aggregate liability of Buyer for Damages paid with respect to the indemnification described in Section 9.3.1 shall not exceed US$[*] (the “Buyer Indemnification Cap”); provided, however, that the Buyer Indemnification Cap shall not apply to the indemnification described in Section 9.3.1 with respect to any Damages arising from fraud.

9.4 Third Party Claims. If any action at law or suit in equity is instituted by or against a third party with respect to which any Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) believes is reasonably likely to result in Damages under this Article 9, such Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of such action or suit; provided that any delay or failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder except to the extent Indemnifying Party is materially prejudiced by such delay or failure. Indemnifying Party shall, promptly and in no event later than [*] after receipt of the notice, notify such Indemnified Party whether Indemnifying Party elects to conduct and control such action or suit, but only after confirming in writing to such Indemnified Party that it accepts responsibility to indemnify such Indemnified Party for all Damages arising from such action or suit. If Indemnifying Party provides the foregoing notice, Indemnifying Party shall have the right to conduct and control, at its sole expense and with counsel of its choice (which counsel must be reasonably satisfactory to such Indemnified Party), such action or suit, and such Indemnified Party shall reasonably cooperate in connection therewith; provided that Indemnifying Party shall not settle such action or suit without the prior consent of such Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless the third-party claimant and Indemnifying Party provide to such Indemnified Party an unqualified release from all liability in respect of such action or suit and such settlement, compromise or judgment does not involve any nonmonetary penalty or admission of fault or liability on the part of such Indemnified Party or its Affiliates. Such Indemnified Party may participate in the defense of such action or suit that is defended by Indemnifying Party with counsel of its choice; provided, however, that the fees and expenses of such Indemnified Party’s counsel shall be paid by such Indemnified Party unless (i) Indemnifying Party has agreed in writing to pay such fees and expenses or (ii) such Indemnified Party shall have reasonably determined based on the advice of counsel that a conflict or potential conflict exists between Indemnifying Party and such Indemnified Party that would make such separate representation advisable or there are one or more factual or legal defenses available to such Indemnified Party that are different or in addition to those that are available to Indemnifying Party.

9.5 Determination of Damages. Payments due under this Article 9 shall be limited to the amount of any Damages (including any additional Taxes imposed on or incurred by the Indemnified Party in connection with the related indemnification payments) that remain after deducting therefrom the amount of any insurance proceeds, and any indemnity, contribution, or other similar payment that is received by the Indemnified Party in respect of any such claim (net of any deductible or any other expense incurred by the Indemnified Party in obtaining such recovery).

9.6 Adjustments to Upfront Payment. All indemnification payments under this Article 9 shall be treated as an adjustment to the Upfront Payment for all Tax purposes except to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local of foreign Law).

9.7 Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, Buyer may set off or recoup any indemnification payments owed to it by Seller pursuant to Section 9.2 against any milestone payment or royalty payment to Seller pursuant to Section 2.3.2 or Section 2.3.3, respectively.

ARTICLE 10.

TAX MATTERS

10.1 Proration. Liability for all personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets and the Assumed Liabilities for a Taxable period which includes (but does not end on) the Closing Date (the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such Taxable period included in the period ending on the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such Taxable period included in the period after the Pre-Closing Tax Period (the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period and such amounts shall be Excluded Liabilities. Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period and such amounts shall be Assumed Liabilities.

10.2 Cooperation on Tax Matters.

10.2.1 Seller and Buyer agree to furnish, or cause to be furnished to the other, upon request and as promptly as practicable, such information (including access to books and records related to the Acquired Assets) and assistance related to the Acquired Assets as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit or the prosecution or defense of any Proceeding related to any proposed Tax adjustment related to the Acquired Assets. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be required to disclose any Tax Return or any other materials that Buyer, in its sole discretion, deems confidential. Seller and Buyer shall keep all such information and documents received by them confidential unless otherwise required by Law. The Party requesting assistance under this Section 10.2.1 shall bear all costs and expenses related to such assistance, including the costs and expenses of the non-requesting Party.

10.2.2 Seller and Buyer agree to retain, or cause to be retained, all books and records pertinent to the Acquired Assets until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired and such additional period as necessary for any administrative or judicial Proceedings related to any proposed assessment, and to abide with all record retention agreements entered into with any Taxing authority. Seller and Buyer agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records related to Tax matters and, if so requested, Buyer and Seller shall allow the requesting Party to take possession of such books and records.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.2.3 Seller and Buyer shall cooperate, at each Party’s sole cost and expense, with each other in the conduct of any Proceedings for any Tax purposes related to the Acquired Assets and shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

ARTICLE 11.

MISCELLANEOUS

11.1 Press Releases and Public Announcements. The Parties shall issue a joint press release announcing this Agreement promptly after the Signing Date. Except for such joint press release, and except as set forth in Section 6.3.4, no Party shall issue any press release or make any public announcement related to the subject matter of this Agreement prior to or at the Closing without the prior consent of the other Party; provided, that nothing in this Section 11.1 shall prevent any Party from: (a) making any disclosure it believes in good faith it is required to make by applicable Law or any listing or trading agreement concerning its securities (in which case the disclosing Party shall use its reasonable best efforts to advise the other Party prior to making the disclosure) or (b) enforcing its rights hereunder.

11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and other than the Indemnified Parties, which shall be express third party beneficiaries of Article 9.

11.3 Entire Agreement. This Agreement and the Confidentiality Agreement, together with any Exhibits and Schedules and the Ancillary Agreements, constitute the entire agreement among the Parties, and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective personal representatives, heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party; provided, that (a) each Party may assign (i) any or all of its rights, interests or obligations hereunder to one or more of its Affiliates or (ii) all of its rights, interests and obligations hereunder to its successor in interest in connection with a merger, acquisition or similar transaction or the sale of all or substantially all of its stock or assets; and (b) Seller may assign its right to receive milestone and royalty payments under this Agreement, in whole or in part, to one or more Persons. Any attempted assignment not in accordance with this Section 11.4 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

11.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic means including .pdf form), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.6 Headings. The table of contents and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) Business Day after being sent to the recipient by facsimile transmission if the sender on the same day sends a confirming copy of such notice by a reputable overnight courier service (charges prepaid) or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller: BioMarin Pharmaceutical Inc. 105 Digital Drive Novato, CA 94949 Attn: Chief Executive Officer	With a copy to (which shall not constitute notice): BioMarin Pharmaceutical Inc. 105 Digital Drive Novato, CA 94949 Attn: General Counsel

If to Buyer: Medivation, Inc. 525 Market Street, 36th Floor San Francisco, CA 94105 Attn: Chief Executive Officer Facsimile: 415-543-3411	With a copy to (which shall not constitute notice): Medivation, Inc. 525 Market Street, 36th Floor San Francisco, CA 94105 Attn: General Counsel Facsimile: 415-543-3411

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.8 Governing Law; Venue.

11.8.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

11.8.2 Each Party to this Agreement (a) hereby agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Agreement or any matters contemplated hereby or thereby shall be brought exclusively in a court of competent

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

jurisdiction location within Wilmington, Delaware, whether a state or federal court, and shall not be brought in any court or forum outside Wilmington, Delaware; (b) hereby consents and submits to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 11.8.2 and to service of process upon it in accordance with the rules and statutes governing service of process; and (c) hereby waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum.

11.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT IT: (A) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (B) MAKES THIS WAIVER VOLUNTARILY; (C) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (D) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 11.9.

11.10 Specific Performance. Each Party acknowledges and agrees that in the event of any actual or threatened breach of the provisions of this Agreement, including but not limited to Section 6.4 by such Party, irreparable damage to the other Party will occur, no adequate remedy at Law would exist and damages would be difficult to determine, and in addition to any other remedies available for such breach or threatened breach, the non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce the non-breaching Party’s rights and the breaching Party’s obligations under this Agreement by an action or actions for specific performance, injunction or other equitable relief in order to enforce or prevent any violations of (whether anticipatory, continuing or future) any of the provisions of this Agreement, without the necessity of proving irreparable harm or actual damages. The Parties agree to not seek and agree to waive any requirement for the securing or posting of a bond in connection with the seeking or obtaining of any relief pursuant to this Section 11.10.

11.11 Remedies. Notwithstanding anything to the contrary contained in this Agreement, no Person party hereto shall be liable under this Agreement for any consequential, punitive, special, incidental or indirect damages, except to the extent (i) awarded by a court of competent jurisdiction in connection with a third-party claim, (ii) such damages arise out of, relate to, or are caused by fraud, willful misconduct or intentional misrepresentation or (iii) such damages arise out of, relate to, or are caused by a breach of Section 6.3 or Section 6.4. Except as otherwise specifically provided herein (including with respect to the availability of specific performance as described in Section 11.10), or in the case of fraud, willful misconduct or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

intentional misrepresentation, the remedies provided in Article 9 hereof shall be the exclusive remedies of the parties hereto from and after the Closing in connection with any breach of any warranty or the inaccuracy of any representation made by either Party in this Agreement, the Ancillary Agreements or in any other agreement or instrument contemplated by this Agreement, or any breach of any covenants in this Agreement or in any agreement or instrument contemplated by this Agreement.

11.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Seller and Buyer. No waiver by any Party of any condition or provision of this Agreement or any default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party or Parties making such a waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

11.13 Severability. The provisions of this Agreement shall be deemed severable and any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.14 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that any [*] or [*] incurred in connection with the [*] shall be borne by [*] and such [*] shall be [*], and [*] agrees to [*] with respect to the [*] in a timely manner, and, if required by applicable Law, [*] will, and shall cause its Affiliates to, [*].

11.15 Brokers. Regardless of whether the Closing shall occur, (a) Seller shall indemnify Buyer and its Affiliates against, and hold Buyer and its Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by Seller or its Affiliates in respect of the transactions contemplated by this Agreement, and (b) Buyer shall indemnify Seller and its Affiliates against, and hold Seller and its Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

advisors or other Persons retained or engaged by Buyer or its Affiliates in respect of the transactions contemplated by this Agreement.

11.16 Construction.

11.16.1 The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.16.2 Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

11.16.3 Unless the context otherwise requires, as used in this Agreement, (a) “including” and its variants mean “including, without limitation” and its variants, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (b) words defined in the singular have the parallel meaning in the plural and vice versa; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, the Schedules and Exhibits hereto; (d) all Sections and Schedules and Exhibits referred to herein are, respectively, Sections of, and Schedules and Exhibits to, this Agreement; (e) words importing any gender shall include other genders; (f) a dollar figure ($) used in this Agreement shall mean United States dollars; (g) any reference to “days” means calendar days, unless Business Days are expressly specified; and (h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

11.16.4 A reference to a notice, consent or approval to be delivered under or pursuant to this Agreement means a written notice, consent or approval.

11.16.5 A reference to any Person includes such Person’s successors and assigns to the extent such successors or assigns are permitted by the terms of the applicable agreement.

11.16.6 All payments under or pursuant to this Agreement shall be made by wire transfer in United States dollars in immediately available funds.

11.17 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature Page to Follow]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first above written.

SELLER:		BUYER:

BioMarin Pharmaceutical Inc.		Medivation, Inc.

By:	/s/ G. Eric Davis	By:	/s/ David Hung
Name:	G. Eric Davis	Name:	David Hung
Title	SVP, General Counsel	Title	CEO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

List:

The following Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K:

Schedule 1(a)	Patient Samples
Schedule 1(b)	Assigned Agreements
Schedule 1(c)	Assigned Patents
Schedule 1(d)	Chemical Structure of BMN-673
Schedule 1(e)	Knowledge of Seller
Schedule 1(f)	On-Going Clinical Trials

Disclosure Schedules:
Schedule 3.3.1	Required Consents
Schedule 3.3.2	Conflicts
Schedule 3.4	Joint Ownership
Schedule 3.5.8	Disclosure and Use of Know-How
Schedule 3.7.3	Expired Assigned Agreements

Exhibits:
Exhibit A	Bill of Sale
Exhibit B	Assignment of Patents
Exhibit C	Assignment and Assumption Agreement
Exhibit D	Transition Services Agreement

Medivation undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.